                    Exhibit 26(d)(xxxviii)(a)

SETTLEMENT OPTIONS TO PROVIDE ACCELERATION OF
DEATH BENEFITS

Subject to all the provisions of this rider and of the rest of the contract, we will make available the payments described below if the
Insured becomes terminally ill, has an organ transplant, or is receiving care in a nursing home.

DEFINITIONS Convertible Proceeds.-The proceeds payable under this contract at the death of the Insured, after adjustment
for any contract debt, excluding any term insurance
arising from supplementary benefits (except level term
insurance riders still in the conversion period and
for which we charge a premium).

Benefit Base.-The value we will use to determine the
monthly benefit payable under the terminal illness
option or the nursing home option. It will be computed
based on the amount of convertible proceeds you elect
to place under the option and a reduced life
expectancy, calculated by us, that recognizes the
Insured's eligibility for the benefit. We will also
consider, when applicable:

1. expected future premiums;
2. future dividends according to the scale in effect
when we make the computation;
3. continuation of any reduction in contractually
guaranteed charges;
4. continuation of the current rate of any excess
interest credited on contract values; and
5. an expense charge of up to $150.

The benefit base will be at least as great as the net
cash value of the contract multiplied by the
percentage of the convertible proceeds placed under
the terminal illness option or the nursing home
option, whichever is elected.

Eligible Organ Transplant Center.-A facility licensed
or approved as an organ transplant center by the state
in which it is located.

Eligible Nursing Home.-An institution or special
nursing unit of a hospital which meets at least one of
the following requirements:

1) it is Medicare approved as a provider of skilled
nursing care services; or

2) it is licensed as a skilled nursing home or as an
intermediate care facility by the state in which it
is located; or

3) it meets all the requirements listed below:

a. it is licensed as a nursing home by the state in
which it is located;

b. its main function is to provide skilled,
intermediate, or custodial nursing care;

c. it is engaged in providing continuous room and
board accommodations to 3 or more persons;

d. it is under the supervision of a registered nurse
(RN) or licensed practical nurse (LPN);

e. it maintains a daily medical record of each
patient; and

f. it maintains control and records for all
medications dispensed.

Institutions which primarily provide residential
facilities are not eligible nursing homes.

TERMINAL ILLNESS If we receive evidence satisfactory to us, including
OPTION certification by a licensed physician, that the
Insured's life expectancy is 6 months or less, you may
elect this option to provide equal monthly payments
for 6 months. For each $1,000 of benefit base, each
payment will be at least $168.37; which assumes an
annual interest rate of 5%.

If the Insured dies before all the payments have been
made, we will pay the beneficiary in one sum the
present value of the remaining payments, calculated at

the interest rate we used to determine those payments.

ORD 87241-89-P

If you do not wish to receive monthly payments, you
may elect to receive a single sum of equivalent value.

ORGAN TRANSPLANT You may elect this option if the Insured has a heart,
OPTION liver, heart-lung, or bone marrow transplant
prescribed by a licensed physician as necessary due to
illness, injury, or infirmity. You may choose the
amount you wish to receive, up to the lesser of the
cost of the transplant and 75% of the convertible
proceeds, but no more than $250,000. This amount will
be paid to you in a single sum unless you ask to be
paid in installments. In that case, we will pay the
equivalent amount in 6 monthly payments.

The transplant must be performed after the contract
date in an eligible organ transplant center. We must
have your request for payment at our Home Office no
later than 90 days after the transplant has been
performed.

NURSING HOME If (1) the Insured is receiving care in an eligible
OPTION nursing home and has received such care continuously
for the preceding six months, and (2) we receive
evidence satisfactory to us, including certification
by a licensed physician, that the Insured is expected
to remain in the nursing home until death, you may
elect level monthly payments for the number of years
shown in the table that follows. For each $1,000 of
benefit base, each payment will be at least the
minimum amount shown in that table, which assumes an
annual interest rate of 5%.

ATTAINED AGE PAYMENT PERIOD MINIMUM MONTHLY
OF INSURED IN YEARS PAYMENT FOR EACH
$1,000 OF BENEFIT BASE

64 and under 10 $10.50
65-67 8 12.56
68-70 7 14.02
71-73 6 15.99
74-77 5 18.74
78-81 4 22.89
82-86 3 29.80
87 and over 2 43.64

If the Insured dies before all the payments have been
made, we will pay the beneficiary in one sum the
present value of the remaining payments, calculated at
the interest rate we used to determine those payments.

If we agree, you may elect a longer payment period
than that shown in the table; if you do, monthly
payments will be reduced so that the present value of
the monthly payments for the longer payment period is
equal to the present value of the payments for the
period shown in the table, calculated at an interest
rate of at least 5%.

We reserve the right to set a maximum monthly benefit
that we will pay under this option. If we set a
maximum, it will be at least $5,000; we will advise
you of the amount before the payment period begins.

If you do not wish to receive monthly payments, you
may elect to receive a single sum of equivalent value.

EFFECT ON The convertible proceeds will be reduced by any amount
CONTRACT used under one of these options.

If you use only a portion of your convertible proceeds
under one of these options, the contract will remain
in force and reduced premiums will be payable. For
insurance included in the convertible proceeds,
premiums, values and the amount of insurance will be
reduced in the same proportion as the reduction in
convertible proceeds. Insurance not included in the
convertible proceeds will be unaffected.

If you use only a portion of your convertible proceeds
under the terminal illness option or the nursing home
option, the remaining convertible proceeds must be at

least $25,000.

ORD 87241-89-P

If you use all of your convertible proceeds under the
terminal illness option or the nursing home option,
all other benefits under the contract based on the
Insured's life will end. Any insurance under the
contract on the life of someone other than the Insured
will remain in effect and we will waive all future
premiums for that insurance.

CONDITION Your right to receive payment under any of these
options is subject to the following conditions:

1. The contract must be in force other than as
extended insurance.

2. You must elect the option in writing in a form that
meets our needs.

3. The contract must not be assigned except to us as
security for a loan.

4. We reserve the right to set a minimum of no more
than $50,000 on the amount of convertible proceeds
you may place under an option.

5. You must send us the contract.

6. The primary purpose of life insurance is to meet
your estate planning needs. This benefit provides
for the accelerated payment of life insurance
proceeds and is not intended to cause you to
involuntarily invade proceeds ultimately payable to
the named beneficiary. Therefore, accelerated death
benefit proceeds will be made available to you on a
voluntary basis only. Accordingly:

(a) If you are required by law to exercise this
option to satisfy the claims of creditors,

whether in bankruptcy or otherwise, you are not
eligible for this benefit.

(b) If you are required by a government agency to
exercise this option in order to apply for,
obtain, or retain a government benefit or
entitlement, you are not eligible for this
benefit.

RIGHT TO If you ask us in writing and send us the contract, we
CANCEL will cancel this rider.

RIDER ATTACHED TO AND MADE A PART OF THIS CONTRACT ON
THE CONTRACT DATE

Pruco Life Insurance Company,

BY A B C
Secretary

ORD 87241-89-P